Filed Pursuant to Rule 424(b)(3)

Registration No.: 333-162088

BIOCANCELL THERAPEUTICS INC.

PROSPECTUS SUPPLEMENT NO. 7, DATED DECEMBER 23, 2011

TO PROSPECTUS DATED JUNE 20, 2011

This prospectus supplement supplements our prospectus dated June 20, 2011, relating to the sale, from time to time, of up to 5,634,970 shares of our common stock which are issuable upon the exercise of outstanding Series 3 warrants and Series 4 warrants issued in our public offering which closed on November 18, 2010.

This prospectus supplement is being filed to include the information set forth in the Current Report on Form 8-K filed on December 23, 2011, which is set forth below.

Our common stock is listed on the Tel Aviv Stock Exchange under the ticker symbol “BICL.” On December 22, 2011, the last reported sale price per share of our common stock was 1.517 NIS (approximately $0.31) per share.

Investing in our securities involves a high degree of risk. Before investing in any of our securities, you should read the discussion of material risks in investing in our common stock. See “Risk Factors” on page 5 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 23, 2011 (December 19, 2011)
_______________

BIOCANCELL THERAPEUTICS INC.
 (Exact name of registrant as specified in its charter)

Delaware	000-53708	20-4630076
(State or other jurisdiction of incorporation)	Commission File Number	(IRS Employer Identification No.)

Beck Science Center, 8 Hartom St, Har Hotzvim, Jerusalem, Israel, 97775
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 972-2-548-6555

(Former name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws.

On December 19, 2011, the Board of Directors of BioCancell Therapeutics, Inc. ("the Company"), added the following section to to the Bylaws of the Company, regarding director and officer indemnification:

23.1A (a)  Notwithstanding any provision in this Section 23 to the contrary, the aggregate indemnification amount that the Company will pay to all of the indemnitees, whether in advance or post factum, against all costs, charges, expenses, liabilities and losses (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) suffered by all indemnitees entitled to indemnification, and indemnifiable by the Company, shall not exceed the Maximum Indemnification Amount. For the purpose of this Section, the term "Maximum Indemnification Amount" shall mean the following, as measured on the date of each indemnity payment: i. $0.5 million, in the event the Company's Equity is less than $8 million (including if the Company's Equity is negative) and the Company's Working Capital is negative; ii. $2 million, in the event the Company's Equity is less than $8 million (including if the Company's Equity is negative) and the Company's Working Capital is positive; or iii. 25% of the Company's Equity, and in any case not more than $10 million, if the Company's Equity is $8 million or more.

(b) In the event the indemnification amount the Company is required to pay the indemnitees exceeds the Maximum Indemnification Amount or its remaining balance (as existing at that time), the Maximum Indemnification Amount or its remaining balance will be divided among the indemnitees entitled to indemnification, so that the amount of indemnification each of them will actually receive will be calculated in accordance with the ratio between the amount for which each individual may be indemnified and the aggregate amount for which all the relevant Indemnitees may be indemnified.

(c) For the purpose of this section, the term "Company's Equity" shall mean the Stockholder's Equity as published in the Company's most recently published financial statements and the term Working Capital shall mean the Company's current assets less the Company's current liabilities, as published in the Company's most recently published financial statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOCANCELL THERAPEUTICS, INC.

Dated: December 23, 2011	By:	/s/ Avraham Hampel
Avraham Hampel
Company Secretary